Exhibit 5.1

| | |
|---|---|
| EHOOD SCHNEIDER, ADV. | אהוד שניידר, עו"ד |
| MIMI ZEMAH, ADV. | צמח, מימי עו"ד |
| ACHU FRANK, ADV.* | אחו פרנק, עו"ד* |
| LIAT AIZENBERG-RICHTER, ADV.* | ליאת איזנברג-ריכטר, עו"ד* |
| LIRON OLIKER, ADV. | לירון אוליקר, עו"ד |
| YANIV BAR-ZIK, ADV. | יניב בר-זיק, עו"ד |
| KFIR ZAGA, ADV. | זגה, כפיר עו"ד |
| SHIRAN MEKAHEL, ADV. | שירן מקאחל, עו"ד |
| MIRIT WOLF, ADV. | מירית וולף, עו"ד |
| LIAT BLUMBERGER LEVI, ADV. | ליאת בלומברגר לוי, עו"ד |
| SIGALIT BEN SASSON, ADV. | סיגלית בן ששון, עו"ד |
| AMRAN ZOABI, ADV.* | עמראן זועבי, עו"ד* |
| HILLA ABADI, ADV. | הילה עבאדי, עו"ד |
| NETANEL FRIED, ADV. | פריד, נתנאל עו"ד |
| ANAT DITTMAN, ADV. | ענת דיטמן, עו"ד |
| MORAN GOLDBERG, ADV. | מורן גולדברג, עו"ד |
| NAAMA LIVNAT, ADV. | נעמה ליבנת, עו"ד |
| EFRAT SNIR, ADV. | אפרת שניר, עו"ד |
| ROSE INGLEBY, ADV. | רוז אינגלבי, עו"ד |
| EFRAT YOSSEF, ADV. | אפרת יוסף, עו"ד |
| SHIRLEY STEPHANIE EHLING, ADV. | שירלי סטפאני אלינג, עו"ד |
| ROY SCHLEYEN, ADV. | רועי שליין, עו"ד |
| GAL WEXLER, ADV. | גל וקסלר, עו"ד |
| ELA MASEL, ADV. | אלה מייזל, עו"ד |
| LIOR SHAHAR, ADV. | ליאור שחר, עו"ד |
| NAOR BUSKILA, ADV. | נאור בוסקילה, עו"ד |
| JASMINE GOLDOFSKY, ADV. | יסמין גולדופסקי עו"ד |

*CPA

*רואה חשבון

REE Automotive Ltd.	August 20, 2021

18 Arie Shenkar St.,

Herzeliya, Israel

Re: REE Automotive Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to REE Automotive Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) registering 39,041,351 Class A Ordinary Shares, no par value per share (the “Ordinary Shares”) previously acquired by the selling shareholders listed therein (the “Secondary Shares”), 5,500,000 warrants, with each warrant (a “Warrant”) entitling the holder to purchase one Ordinary Share and 15,562,500 Ordinary Shares underlying the Company’s outstanding Warrants (the “Warrant Shares”). The Registration Statement is filed by the Company in connection with (i) the Agreement and Plan of Merger, dated as of February 3, 2021 (the “Merger Agreement”), by and among the Company, Spark Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company and 10X Capital Venture Acquisition Corp, a Delaware corporation (“10X Capital”), (ii) the Amended and Restated Investor Rights Agreement dated as of February 3, 2021 (the “Investor Rights Agreement”), by and among the Company, 10X Capital, 10X Capital SPAC Sponsor I LLC and certain shareholders of the Company, and (iii) subscription agreements entered into by the Company and certain PIPE investors (the “PIPE Subscription Agreements”).

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Merger Agreement.

This opinion is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect; (iii) resolutions of the board of directors of the Company and the shareholders of the Company relating to the Registration Statement and to the consummation of the transactions contemplated by the Merger Agreement; (iv) the Merger Agreement; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Merger Agreement (including all schedules, exhibits and annexes thereto) and the transactions contemplated therein do not harm the Company’s best interest, that each director or officer who has a personal interest in the Merger Agreement (including all schedules, exhibits and annexes thereto) or in any transaction contemplated therein has properly and fully disclosed such interest as required pursuant to Israeli corporate law. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon statements, certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Secondary Shares have been duly authorized, and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Warrants, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Zemah Schneider & Partners